Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125546

SUPPLEMENT NO. 10 DATED OCTOBER 26, 2006

TO PROSPECTUS DATED MARCH 3, 2006

APPLE REIT SEVEN, INC.

The following information supplements the prospectus of Apple REIT Seven, Inc. dated March 3, 2006 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus, Supplement No. 7 (which is cumulative and replaces all prior Supplements), Supplement No. 8, Supplement No. 9 and this Supplement No. 10.

Status of the Offering	S-3
Experts	S-3

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Seven, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Seven, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

S-2

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on March 15, 2006. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 24, 2006, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	24,584,503	270,429,540	243,386,586

Total	29,346,408	$320,429,540	$288,386,586

EXPERTS

Set forth below are the audited financial statements of the PHD Hotel Portfolio. (The purchase of hotels in this portfolio was discussed in Supplement Nos. 7 and 9). These financial statements have been included herein in reliance on the report, also set forth below, of Wilson, Price, Barranco, Blankenship & Billingsley, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Stafford, Texas—Hilton Homewood Suites Hotel (the purchase of which was discussed in Supplement No. 7). These financial statements have been included herein in reliance on the report, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Merca Real Estate, LLC, the entity that previously owned our hotel in Sarasota, Florida (the purchase of which was discussed in Supplement No. 8). These financial statements have been included herein in reliance on the report, also set forth below, of Peck & Jenkins, C.P.A.’s, P.A., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Lake Union Hotel Associates Limited Partnership, the entity that previously owned our hotel in Seattle, Washington (the purchase of which was discussed in Supplement No. 8). These financial statements have been included herein in reliance on the report, also set forth below, of Bader Martin, PS, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Sunbelt-CHM, L.L.C., the entity that owns our recently purchased hotel in Hattiesburg, Mississippi (the purchase of which was discussed in Supplement No. 9). These financial statements have been included herein in reliance on the report, also set forth below, of McGladrey & Pullen, LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

S-3

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

Member American Institute of Certified Public Accountants	Member Alabama Society of Certified Public Accountants

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality Ownership, Inc.

We have audited the accompanying combined balance sheets of PHD Hotels Portfolio, as of December 31, 2005 and 2004, and the related combined statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of PHD Hotels Portfolio, as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7, the investment in some of the hotels was sold.

September 21, 2006

PHD HOTELS PORTFOLIO

COMBINED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Investments in hotels, net of accumulated depreciation of $4,506,593 and $2,882,899, respectively	$34,876,058	$28,505,573
Construction in progress	2,005,409	912,625
Cash	895,618	1,209,440
Accounts receivable	236,342	224,686
Accounts receivable—related party	151,618	—
Prepaid expenses and other current assets	45,380	21,590
Franchise fees, net of accumulated amortization of $22,861 and $12,694, respectively	202,139	162,306
Goodwill	410,529	410,529
Intangible assets, net of accumulated amortization of $191,760 and $130,703, respectively	524,258	477,302

TOTAL ASSETS	$39,347,351	$31,924,051

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES
Mortgages payable	$29,938,413	$24,242,482
Note payable—related party	93,012	—
Accounts payable—related party	26,313	26,313
Accounts payable and accrued expenses	819,472	902,673

Total liabilities	30,877,210	25,171,468

MEMBERS’ EQUITY	8,470,141	6,752,583

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$39,347,351	$31,924,051

See independent auditors’ report and notes to combined financial statements.

PHD HOTELS PORTFOLIO

COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUES
Rooms	$11,545,252	$8,531,958
Other	934,304	781,724

Total revenues	12,479,556	9,313,682

EXPENSES
Rooms	2,677,592	2,161,872
Food and beverage	1,280,518	995,517
Hotel administration	1,658,894	1,400,970
Property operation, maintenance and energy costs	1,025,236	836,442
Management and franchise fees	975,343	751,537
Miscellaneous expense	203	23,979
Taxes, insurance and other	533,653	417,677
Depreciation and amortization	1,695,811	1,432,995

Total expenses	9,847,250	8,020,989

OPERATING INCOME	2,632,306	1,292,693

Interest income	21,371	6,845
Interest expense	(1,775,053)	(1,362,611)

NET INCOME (LOSS)	$878,624	$(63,073)

See independent auditors’ report and notes to combined financial statements.

PHD HOTELS PORTFOLIO

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$878,624	$(63,073)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debts	7,889	2,404
Depreciation and amortization	1,695,811	1,432,995
Gain on sale of equipment	(893)	—
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(19,545)	(156,650)
Accounts receivable—related party	(151,618)	—
Prepaid expenses and other current assets	(23,790)	(9,638)
Increase (decrease) in:
Accounts payable and accrued expenses	(83,201)	838,481

Net cash provided by operating activities	2,303,277	2,044,519

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets, including construction in progress	(2,811,683)	(1,934,778)
Intangible assets acquired	(108,013)	(218,443)
Franchise fees	(50,000)	(105,000)
Proceeds from sale of equipment	6,700	—

Net cash used in investing activities	(2,962,996)	(2,258,221)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	—	(877,168)
Proceeds from notes payable	46,289	2,345,189
Principal payments on notes payable	(632,338)	(568,080)
Proceeds from note payable—related party	93,012	—
Equity funding	2,465,000	2,100,000
Distributions	(1,626,066)	(1,888,903)

Net cash provided by financing activities	345,897	1,111,038

NET INCREASE (DECREASE) IN CASH	(313,822)	897,336

CASH AT BEGINNING OF YEAR	1,209,440	312,104

CASH AT END OF YEAR	$895,618	$1,209,440

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest, including capitalized interest	$1,979,598	$1,443,249

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital assets purchased included in accounts payable	$463,683	$342,304

Property and equipment financed by notes payable	$6,281,980	$4,622,916

See independent auditors’ report and notes to combined financial statements.

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The accompanying combined financial statements present the financial information of the following Hotel properties (the Hotels):

HoPo/Tupelo Hotels, LLC is a Alabama limited liability company which was formed on April 25, 2000, for the purpose of acquiring the real estate of a Hampton Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Tupelo, Mississippi, became operational to May 2000, when the management agreement became effective and the hotel commenced operations.

Auburn Hotels, LLC is an Alabama limited liability company which was formed on September 27, 2000, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager), The hotel, located in Auburn, Alabama became operational in November 2001, when the management agreement became effective and the hotel commenced operations. In November 2004, the real and personal property of the Hotel were distributed to the members of the Company. The related note payable was also distributed to the members. The members of the Company entered into an agreement to lease the property back to the Company. These assets and related debt have been combined with the other properties in this financial statement along with their related depreciation and interest expense, thus eliminating the rent expense by the Company to its members.

Montgomery Hotels, LLC is an Alabama limited liability company which was formed on March 12, 2001, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Montgomery, Alabama became operational in August 2003, when the management agreement became effective and the hotel commenced operations.

Troy Hotels, LLC is an Alabama limited liability company which was formed on September 17, 2002, for the purpose of acquiring land and developing a Hampton Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Troy, Alabama, became operational in February 16, 2004, when the management agreement became effective and the hotel commenced operations.

Montgomery Hotels II, LLC is an Alabama limited liability company which was formed on December 24, 2002, for the purpose of acquiring land and developing a Homewood Suites by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Montgomery, Alabama became operational in May 2004, when the management agreement became effective and the hotel commenced operations.

Huntsville Hotels I, LLC is an Alabama limited liability company which was formed on May 3, 2004, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Huntsville, Alabama, became operational in October 2005, when the management agreement became effective and the hotel commenced operations.

Huntsville Hotels II, LLC is an Alabama limited liability company which was formed on February 9, 2005, for the purpose of acquiring land and developing a Homewood Suites by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Huntsville, Alabama, is under construction.

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005 AND 2004

Macon Hotels, LLC is an Alabama limited liability company which was formed on August 1, 2005, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with PHD Hotels, Inc. (the Manager). The hotel, located in Macon, Georgia, is under construction.

Personal Assets and Liabilities and Members’ Salaries

In accordance with the generally accepted method of presenting limited liability company and partnership financial statements, the combined financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the limited liability company or partnership nor any provision for income tax expense.

The expenses shown in the combined statements of income do not include any salaries to the members.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Hotels consider all short-term investments with an original maturity of three months or less to be cash equivalents.

Principles of Combination

The accompanying financial statements of PHD Hotels Portfolio include the accounts of Auburn Hotels, LLC and the related Hotel real and personal property owned by its members, HoPo/Tupelo Hotels, LLC, Huntsville Hotels I, LLC, Huntsville Hotels II, LLC, Macon Hotels I, LLC, Montgomery Hotels, LLC, Montgomery Hotels II, LLC and Troy Hotels, LLC (collectively the Hotels). The Hotels are separate legal entities that share management and common ownership. All significant related balances and transactions have been eliminated in combination.

Concentrations of Credit Risk

The Hotels maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Hotels have not experienced any losses in such accounts, The Hotels believe they are not exposed to any significant credit risk on cash.

Restricted Funds

HoPo/Tupelo Hotels, LLC is required to fund mortgage holder with sufficient funds, 4% of gross revenue, to cover the cost of replacements and renewals to the hotel’s property and improvements. The mortgagor holds these funds in escrow in short-term money market securities on behalf of the hotel until the funds are spent on capital improvements.

Accounts Receivable

Accounts receivable is comprised primarily of trade receivables due from Hotel guests, An allowance for doubtful accounts is based on management’s estimate of the expected collectibility of these trade receivables. There is no allowance at December 31, 2005 and 2004. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005 AND 2004

Investment in Hotels

The investment in hotels is stated at cost. Interest and property taxes incurred during the construction of the facilities were capitalized and depreciated over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any. is included in operations.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5 to 7 years for furniture, fixtures and equipment.

Valuation of Long-Lived Assets

The Hotels account for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No, 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No, 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which, the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Franchise Fees

Franchise fees are amortized on a straight-line basis which approximates the effective interest method over the term of the agreement commencing on the hotel opening dates. Amortization expenses totaled $10,167 and $7,416 for the years ended December 31, 2005 and 2004, respectively.

Loan Origination Costs

Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotels’ normal depreciation policies. Permanent loan costs are amortized using straight-line methods, which approximates the effective interest method, over the terms of the respective mortgages. Amortization expenses totaled $61,057 and $58,419 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

No federal or state income taxes are payable by the Hotels, and therefore, no tax provision has been reflected in the accompanying financial statements. The members are required to include their respective share of the Hotels profits or losses in their individual tax returns. The tax returns, the status of the Hotels as such for tax purposes, and the amount of allocable Hotels income or loss, are subject to examinations by the Internal Revenue Service. If such examinations result in changes with respect to the Hotels status, or in changes to allowable Hotels income or loss, the tax liability of the members would be changed accordingly.

Revenue Recognition

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or consummation of purchases of other hotel services.

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005 AND 2004

Sales and Marketing

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreement and general and administrative expenses that are directly attributable to advertising and promotion. Sales and marketing expenses totaled $564,427 and $426,638 for the years ended December 31, 2005 and 2004, respectively.

Use of Estimates in the Preparation of Financial Statements

The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENT IN HOTEL PROPERTIES

The following is a reconciliation of the carrying value of the investment in hotels at December 31, 2005 and 2004:

	2005	2004
Land and land improvements	$4,639,455	$3,579,296
Building and improvements	28,195,253	22,505,081
Furniture, fixtures and equipment	6,547,943	5,304,095

	39,382,651	31,388,472
Less accumulated depreciation	(4,506,593)	(2,882,899)

Investment in hotels, net	$34,876,058	$28,505,573

3. MORTGAGES PAYABLE

Mortgages payable at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Auburn Hotels, LLC—Mortgage with CharterBank, secured by land, building and improvements; term of 5 years and due November 2009; interest at 7.00%	$5,810,762	$5,979,013

HoPo/Tupelo Hotels, LLC—Mortgage with First American Bank, secured by land, building and improvements; term of 14 months and due November 2006; interest at 7.00%	3,603,801	3,688,465

HoPo/Tupelo Hotels, LLC—Unsecured note payable with First American Bank; term of 3 years and due September 2005; interest at 8.50%	—	20,604

HoPo/Tupelo Hotels, LLC—Second mortgage with Little Properties, Inc., secured by land, building and improvements; term of 5 years and due April 2005; interest at 10.00%	—	10,363

Huntsville Hotels I, LLC—Mortgage with First American Bank, secured by land, building and improvements; term of 18 months and due February 2006; interest at LIBOR plus 3.00%	6,300,000	—

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005 AND 2004

	2005	2004
Huntsville Hotels II, LLC—Construction loan with Colonial Bank, secured by land, building and improvements; term of 18 months and due January 2007; interest at LIBOR plus 2.85%	$28,269	$—

Montgomery Hotels, LLC—Mortgage with GE Capital Franchise Finance Corporation, secured by land, building and improvements; term of 10 years and due October 2013; interest at 7.66%	5,225,513	5,357,851

Montgomery Hotels II, LLC—Mortgage with GE Capital Franchise Finance Corporation, secured by land, building and improvements; term of 10 years and due September 2014; interest at LIBOR plus 3.40%	5,389,187	5,506,668

Troy Hotels, LLC—Mortgage with Troy Bank and Trust, secured by land, building and improvements; term of 20 years and due April 2024; interest at prime plus 1.00%	3,580,881	3,679,518

	$29,938,413	$24,242,482

Future maturities at December 31, 2005 are as follows:

Year ending December 31,
2006	$10,447,801
2007	612,858
2008	628,218
2009	5,655,863
2010	479,221
Thereafter	12,114,452

Total	$29,938,413

Interest of $204,545 and $80,638 was capitalized in the years ended December 31, 2005 and 2004, respectively.

4. CHANGES IN EQUITY

Changes in the Hotels equity accounts during 2005 and 2004 are summarized below:

	2005	2004
Beginning balance	$6,752,583	$6,604,559

Net income (loss)	878,624	(63,073)
Contributions	2,465,000	2,100,000
Distributions	(1,626,066)	(1,888,903)

Ending balance	$8,470,141	$6,752,583

PHD HOTELS PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005 AND 2004

5. FRANCHISE AGREEMENTS

Franchise fees totaling $225,000 and $175,000 have been paid to Hilton, Inc. as of December 31, 2005 and 2004, respectively. Amortization expense totaled $10,167 and $7,416 for the years ended December 31, 2005 and 2004, respectively.

The Hotels are subject to various franchise agreements under which the Hotels agree to use the Franchisor’s trademark, standards of service (cleanliness, management, advertising) and construction quality and design. There are agreements with Hilton (Homewood Suites, Hampton Inn and Hilton Garden Inn). The agreements cover initial term of 20 years with varying renewal terms. The agreements provide for payment of base management fees, which are calculated monthly and range from 3% to 8% of gross rental revenues. Franchise fees of $451,730 and $359,183 were paid in 2005 and 2004, respectively.

6. RELATED PARTIES

The Hotels are subject to management agreements with PHD Hotels, Inc., which cover an initial term of 5 years with varying renewal terms. The agreements provide for payment of base management fees, marketing fees, and reservation system fees, which are calculated monthly and range from 4% to 5% of gross rental revenues. Management fees of $523,613 and $392,354 were expensed in 2005 and 2004, respectively. In addition, the Hotels pay for accounting services ranging from $300 to $350 per month.

Auburn Hotels, LLC has a receivable from TH Enterprises of $151,618 as of December 31, 2005.

Auburn Hotels, LLC has an unsecured note payable to HoPo Realty Investments, term of 1 year, bearing interest at 5% and due December 2006. The balance due at December 31, 2005 was $93,012.

7. SUBSEQUENT EVENT

In August 2006, the Hotels sold the real and personal property of Auburn Hotels, LLC, Huntsville Hotels I, LLC, Montgomery Hotels, LLC, Montgomery Hotels II, LLC and Troy Hotels, LLC to Apple Seven Hospitality Ownership, Inc. for a gross purchase price of $47,645,000. The sale of HoPo/Tupelo Hotels, LLC is expected to close in October 2006 for a gross purchase price of $5,245,000, with debt in Wachovia Securities with an aggregate principal balance of approximately $4,150,000 being assumed by a subsidiary of Apple Seven Hospitality Ownership, Inc. The sale of Huntsville Hotels II, LLC and Macon Hotels I, LLC of the hotel investments are pending while construction is completed. The gross purchase price for these investments is $22,210,000 and the sale is expected to close upon substantial completion of construction.

PHD HOTELS PORTFOLIO

COMBINED BALANCE SHEETS (unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Investments in hotels, net of accumulated depreciation of $5,462,107 and $4,506,593, respectively	$35,205,724	$34,876,058
Construction in progress	6,852,651	2,005,409
Cash	2,965,968	895,618
Accounts receivable	309,820	236,342
Accounts receivable—related party	76,618	151,618
Restricted funds held for:
Taxes	13,437	—
Furniture, fixtures and equipment	357,247	—
Prepaid expenses and other current assets	102,776	45,380
Franchise fees, net of accumulated amortization of $26,444 and $22,861, respectively	198,556	202,139
Goodwill	410,529	410,529
Intangible assets, net of accumulated amortization of $232,040 and $191,760, respectively	714,336	524,258

TOTAL ASSETS	$47,207,662	$39,347,351

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES
Bank overdraft	$923,770	$—
Mortgages payable	34,317,827	29,938,413
Note payable—related party	93,012	93,012
Accounts payable—related party	26,313	26,313
Accounts payable and accrued expenses	1,307,990	819,472

Total liabilities	36,668,912	30,877,210

MEMBERS’ EQUITY	10,538,750	8,470,141

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$47,207,662	$39,347,351

See also the audited financial statements included herein.

PHD HOTELS PORTFOLIO

COMBINED STATEMENTS OF INCOME (unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	2006	2005
REVENUES
Rooms	$7,043,555	$5,337,201
Other	587,602	438,492

Total revenues	7,631,157	5,775,693

EXPENSES
Rooms	1,229,793	828,556
Food and beverage	784,158	577,994
Hotel administration	981,785	749,984
Property operation, maintenance and energy costs	1,176,670	854,741
Management and franchise fees	553,187	434,228
Miscellaneous expense	4,184	—
Taxes, insurance and other	316,414	240,098
Depreciation and amortization	999,378	815,967

Total expenses	6,045,569	4,501,568

OPERATING INCOME	1,585,588	1,274,125

Interest income	8,977	3,819
Interest expense	(1,107,231)	(834,231)

NET INCOME	$487,334	$443,713

See also the audited financial statements included herein.

PHD HOTELS PORTFOLIO

COMBINED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$487,334	$443,713
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debts	3,999	2,582
Depreciation and amortization	999,378	815,967
Gain on sale of equipment	—	(893)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(77,477)	(33,837)
Accounts receivable—related party	75,000	—
Prepaid expenses and other current assets	(57,396)	(10,634)
Increase (decrease) in:
Accounts payable and accrued expenses	488,518	201,670

Net cash provided by operating activities	1,919,356	1,418,568

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets, including construction in progress	(1,453,188)	(546,453)
Intangible assets acquired	(230,358)	—
Proceeds from sale of equipment	—	6,700
Net increase in restricted funds held	(370,684)	—

Net cash used in investing activities	(2,054,230)	(539,753)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	923,770	—
Principal payments on notes payable	(299,821)	(349,365)
Equity funding	2,252,500	—
Distributions	(671,225)	(544,172)

Net cash provided (used) by financing activities	2,205,224	(893,537)

NET INCREASE (DECREASE) IN CASH	2,070,350	(14,722)

CASH AT BEGINNING OF YEAR	895,618	1,209,440

CASH AT END OF YEAR	$2,965,968	$1,194,718

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest, including capitalized interest	$1,177,522	$859,983

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital assets purchased included in accounts payable	$277,936	$884,452

Property and equipment financed by notes payable	$4,679,235	$2,941,471

See also the audited financial statements included herein.

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheet of the Stafford, Texas—Hilton Homewood Suites Hotel (the Hotel), as of December 31, 2005, and the related statements of partners’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2005, and the results of its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

May 5, 2006

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

BALANCE SHEET

DECEMBER 31, 2005

ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$587,725
Construction in Progress	1,539,871
Furnishings and Equipment	47,974

TOTAL INVESTMENT IN HOTEL PROPERTY	2,175,570

Cash and Cash Equivalents	34,245
Due from Affiliate	2,450
Franchise Fees	25,000

61,695

TOTAL ASSETS	$2,237,265

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES:
Mortgage Payable	$1,353,914
Accounts Payable	853,806
Accrued Liabilities	23,677
Due to Affiliates	6,405

TOTAL LIABILITIES	2,237,802
PARTNERS’ DEFICIT	(537)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$2,237,265

The accompanying notes are an integral part of this financial statement.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF PARTNERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2005

Balance, January 1, 2005	$—
Equity Distributions, net	(537)

Balance, December 31, 2005	$(537)

The accompanying notes are an integral part of this financial statement.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	$(1,298,087)
Payment of Franchise Fees	(25,000)

NET CASH USED BY INVESTING ACTIVITIES	(1,323,087)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	1,353,914
Affiliate Loans	3,955
Equity Distributions, net	(537)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,357,332

NET INCREASE IN CASH	34,245

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$34,245

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$14,400

NONCASH FINANCING AND INVESTING ACTIVITIES:
2005 Hotel property purchases in the amounts of $853,806 and $23,677, respectively, were financed with accounts payable and accrued liabilities.

The accompanying notes are an integral part of this financial statement.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Stafford, Texas—Hilton Homewood Suites Hotel property (the Hotel) as of December 31, 2005 and for the year then ended. The Hotel is owned by HSHS Property, a Texas limited partnership. The partnership entity was formed during 2005. The partnership acquired the Hotel land and began construction on the 78 room Hotel during 2005.

The Hotel is being developed by W. I. Realty I, L. P., an affiliate. At December 31, 2005, the Hotel was under construction and, accordingly, had not opened for business. It is anticipated Hotel construction will be completed and the Hotel will open for business in the spring of 2006.

Hilton Homewood Suites Hotels specialize in providing extended stay lodging for business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents includes demand deposits in banks.

Concentrations—Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property—Land and construction in progress are stated at the Owner’s cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Capitalized interest totaled $14,400 in 2005. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs—Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

Income Taxes—The Hotel property was owned by a limited partnership throughout the financial statement period. Income and losses of a limited partnership are passed through to the partners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2005

NOTE 3—RELATED PARTY TRANSACTIONS

The Owner has paid Promus Hotels, Inc. a $25,000 franchise fee to operate as a Hilton Homewood Suites Hotel. The franchise term is effective June 3, 2005 and runs through June 2, 2027. The terms of the agreement require the Owner to pay the franchisor monthly royalty and program fees totaling four percent of the Hotel’s gross room revenue.

The Owner has agreed to pay development fees of $234,000 to W. I. Realty I, L. P. in connection with development of the Hotel property. Through December 31, 2005, $93,600 was earned and has been included in construction in progress. The balance of $140,400 is scheduled to be paid in 2006.

NOTE 4—MORTGAGE LOAN PAYABLE

The Hotel property is encumbered by a $7,619,600 construction loan with Sovereign Bank dated August 15, 2005. Through December 31, 2005, $1,353,914 has been advanced. The loan requires interest only payments and bears interest at a floating rate of LIBOR plus 2.0%, 6.385% at December 31, 2005.

The loan is secured by the Hotel property mortgage, a security agreement covering tangible and intangible assets of the Hotel and the guarantee of W. I. Realty I, L. P. The loan is scheduled to mature on February 15, 2007.

NOTE 5—SUBSEQUENT EVENT

The Owner has a sales contract with Apple Seven Hospitality, Inc. (Apple) and anticipates selling the Hotel land, improvements and furnishings to Apple in 2006. The sales price is anticipated to exceed the carrying value of the Hotel’s assets.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

BALANCE SHEET (unaudited)

	June 30, 2006	December 31, 2005
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$587,725	$587,725
Construction in Progress	5,517,563	1,539,871
Furnishings and Equipment	624,359	47,974

TOTAL INVESTMENT IN HOTEL PROPERTY	6,729,647	2,175,570

Cash and Cash Equivalents	25,573	34,245
Due from Affiliates	4,350	2,450
Franchise Fees	25,000	25,000

	54,923	61,695

TOTAL ASSETS	$6,784,570	$2,237,265

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES:
Mortgage Payable	$5,988,476	$1,353,914
Accounts Payable	734,156	853,806
Deposits and Accrued Liabilities	58,442	23,677
Due to Affiliates	35,000	6,405

TOTAL LIABILITIES	6,816,074	2,237,802
PARTNERS’ DEFICIT	(31,504)	(537)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$6,784,570	$2,237,265

See also the audited financial statements included herein.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF PARTNERS’ DEFICIT (unaudited)

SIX MONTH PERIOD ENDED JUNE 30, 2006

Balance, January 1	$(537)
Net Loss	(30,632)
Equity Distributions	(335)

Balance, June 30	$(31,504)

See also the audited financial statements included herein.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF OPERATIONS (unaudited)

SIX MONTH PERIOD ENDED JUNE 30, 2006

REVENUES	$—

EXPENSES:
Pre-opening Costs	30,632

NET LOSS	$(30,632)

See also the audited financial statements included herein.

STAFFORD, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF CASH FLOWS (unaudited)

SIX MONTH PERIOD ENDED JUNE 30, 2006

CASH FLOWS TO OPERATING ACTIVITIES:
Net Loss	$(30,632)

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(4,638,962)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	4,634,562
Affiliate Loans	26,695
Equity Distributions	(335)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,660,922

NET DECREASE IN CASH	(8,672)
CASH AND CASH EQUIVALENTS, JANUARY 1	34,245

CASH AND CASH EQUIVALENTS, JUNE 30	$25,573

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$108,312

See also the audited financial statements included herein.

Peck & Jenkins, C.P.A.’s, P.A.

Certified Public Accountants

Phone: 727-785-2773

Fax: 727-784-4803

September 26, 2006

The Members

Merca Real Estate, LLC

(dba Homewood Suites by Hilton Sarasota)

We have audited the accompanying balance sheets of Merca Real Estate, LLC as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merca Real Estate, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

34650 US Hwy 19 N, Suite 108  •  Palm Harbor, FL 34684

MERCA REAL ESTATE, LLC

Balance Sheets

As of December 31, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$686,559	$23,365
Restricted cash	22,118	—
Accounts receivable, net	92,100	—
Due from affiliate	50,510	—
Note receivable	—	152,704
Prepaid expenses and other current assets	16,529	6,387

Total current assets	867,816	182,456

Property and equipment:
Land	450,000	450,000
Building and improvements	7,098,662	5,550,628
Furniture, fixtures and equipment	910,300	439,255
Less accumulated depreciation	(273,710)	(18,254)

Net property and equipment	8,185,252	6,421,629

Other assets, net	207,768	50,000

Total assets	$9,260,836	$6,654,085

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$340,163	$66,552
Accrued expenses	133,346	93,845
Current portion of long-term debt	102,029	—

Total current liabilities	575,538	160,397

Long-term debt, less current portion	6,061,523	2,589,641

Total liabilities	6,637,061	2,750,038

Members’ equity	2,623,775	3,904,047

Total liabilities and members’ equity	$9,260,836	$6,654,085

See accompanying notes and accountant’s report.

MERCA REAL ESTATE, LLC

Statements of Operations

Years ended December 31, 2005 and 2004

	2005	2004
Revenues:
Suites	$2,286,556	$—
Food and beverage	47,730	—
Other income	51,307	—
Telephone	16,683	—

Total revenues	2,402,276	—

Costs and expenses:
Suites	405,577	—
Depreciation and amortization	264,372	—
Food and beverage	8,344	—
Franchise and management fees	130,763	25,000
General and administrative	621,148	121,149
Insurance	32,617	—
Marketing	227,003	—
Property operations and maintenance	143,521	—
Property taxes	29,700	502
Rentals and other expenses	10,504	—
Telephone	17,941	—
Utilities	181,870	—

Total costs and expenses	2,073,360	146,651

Operating income (loss)	328,916	(146,651)

Other income (expense):
Interest income	10,627	2,124
Interest expense	(283,894)	—
Management fee from related party	50,510	—
Management fee to related party	(27,000)	—
Amortization of loan fees	(19,336)	—

Total other income (expense)	(269,093)	2,124

Net income (loss)	$59,823	$(144,527)

See accompanying notes and accountant’s report.

MERCA REAL ESTATE, LLC

Statements of Changes in Members’ Equity

Years ended December 31, 2005 and 2004

	2005	2004
Members’ equity at beginning of period	$3,904,047	$2,717,036
Members’ contributions	906,715	2,173,189
Distributions to members	(2,246,810)	(841,651)
Net income (loss)	59,823	(144,527)

Members’ equity at end of period	$2,623,775	$3,904,047

See accompanying notes and accountant’s report.

MERCA REAL ESTATE, LLC

Statements of Cash Flows

Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income (loss)	$59,823	$(144,527)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	255,456	5,497
Amortization	28,253	—
Changes in operating accounts:
Accounts receivable, net	(92,100)	—
Due from affiliate	(50,510)	—
Prepaid expenses and other current assets	(10,142)	5,625
Accounts payable and accrued expenses	313,112	101,506

Net cash provided by operating activities	503,892	(31,899)

Cash flows from investing activities:
Additions to building and land	(1,548,034)	(3,893,806)
Additions to furniture, fixtures and equipment	(471,045)	(418,697)
Acquisition of franchise rights and computer software	(41,000)	(25,000)
Collection of notes receivable	152,704	390,000

Net cash used in investing activities	(1,907,375)	(3,947,503)

Cash flows from financing activities:
Proceeds of long-term debt	3,610,359	1,929,641
Repayment of long-term debt	(36,448)	—
Contributions from members	906,715	2,173,189
Distributions to members	(2,246,810)	(841,651)
Payment of deferred financing costs	(145,021)	—

Net cash provided by financing activities	2,088,795	3,261,179

Net cash increase (decrease) for period	685,312	(718,223)
Cash at beginning of period	23,365	741,588

Cash at end of period	$708,677	$23,365

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amount capitalized	$271,291	$—

See accompanying notes and accountant’s report.

MERCA REAL ESTATE, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Merca Real Estate, LLC (the Company), dba Homewood Suites by Hilton Sarasota, is a Florida limited liability company formed on March 30, 2000 with a stated life of 99 years. The Company owned and operated a hotel in Sarasota, Florida that commenced business in February 2005. See Note 8—Subsequent Event.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash held in financial institutions, and other highly liquid short-term investments with original maturities of three months or less when purchased.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect, net of a $610 allowance for doubtful accounts at December 31, 2005. Payment from hotel guests is due upon checkout, unless commercial accounts are established. Accounts receivable consist of amounts due from credit card processing companies, commercial accounts, and guests who have not yet checked out of the hotel.

Property and equipment

Property and equipment are stated at cost and include capitalized interest, property taxes, insurance and other direct costs incurred during the construction period. The amounts of interest capitalized for the years ended December 31, 2005 and 2004 were $98,796 and $32,919, respectively.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 30 years for buildings and five to eight years for furniture, fixtures and equipment.

Repair and maintenance costs are charged to expense as incurred.

Other assets

Other assets consist of loan costs, franchise rights and computer software in the amounts of $145,021, $50,000 and $41,000, respectively. Loan costs are amortized over the term of the loan agreement using the straight-line method. Franchise rights are amortized over a period of 20 years using the straight line method. Computer software is amortized over a life of three years. The amounts of accumulated amortization at December 31, 2005 for loan costs, franchise rights and computer software were $19,336, $2,083 and $6,834, respectively. No amounts were amortizable at December 31, 2004.

Revenue recognition

Revenue is recognized as earned, which is generally when a guest occupies a room, or at the time other hotel services are provided.

Marketing expenses

Marketing costs are expensed when incurred.

MERCA REAL ESTATE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

Income taxes

The Company is not a taxpaying entity for federal or state income tax purposes, and therefore no tax provision has been reflected in the accompanying statements. Any federal or state income taxes due are the responsibility of the members of the Company.

Fair value of financial instruments

The fair value of the Company’s cash, restricted cash, accounts and note receivable, and long-term obligations approximate their carrying amounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3—CASH

At various times during the fiscal year, the Company’s cash in bank balances exceeded the federally insured limits. However, these accounts are demand deposits and therefore bear minimal risk.

The terms of the Management Agreement (See Note 6) required that the Company fund the cost of replacements and renewals of the hotel’s property and improvements through monthly deposits equivalent to 3% of gross revenue. These funds were held in an interest-bearing account and disbursements were restricted to capital improvements or replacements.

NOTE 4—NOTE RECEIVABLE

At December 31, 2004 the Company was owed $152,704 pursuant to a note with an unrelated party. During 2005 the note was collected in full. These transactions are unrelated to the operation of the hotel.

NOTE 5—LONG-TERM DEBT

As of December 31, 2004, the Company was obligated under two mortgage notes payable to Stearns Bank, N.A. with original maturities of less than one year. Both notes were assigned to GE Capital Franchise Finance Corporation (GE) in conjunction with the execution of an amended, consolidated and restated note of $6,200,000 on May 31, 2005; therefore, the amounts outstanding at December 31, 2004 are classified as long-term.

The note payable to GE bore interest at an initial rate of Libor plus 3.5% with a maturity date of June 1, 2010. The note was collateralized by a mortgage on the hotel property and a security agreement with assignment of rents, and was guaranteed by the members of the Company. The loan was paid in full upon the sale of the hotel property on September 15, 2006 (See Note 8).

MERCA REAL ESTATE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

NOTE 6—FRANCHISE LICENSE AND MANAGEMENT AGREEMENTS

Franchise License Agreement

Effective April 3, 2003, the Company entered into a franchise license agreement with Promus Hotels, Inc. (a subsidiary of Hilton Hotels Corporation) to operate a hotel under the licensed name Homewood Suites by Hilton. The agreement was scheduled to terminate on April 2, 2025. The Company paid an initial fee of $50,000 which was capitalized as other assets. The agreement provided for a monthly royalty fee of 2% of gross room revenue during the first year, 3% during the second and third years, and 4% thereafter. In addition, the agreement provided for a monthly program fee of 4% of gross room revenue, subject to possible increases not to exceed 1% of gross room revenue per calendar year or 5% of gross room revenue in the aggregate. The royalty and program fees charged to expense for the year ended December 31, 2005 were $45,731 and $91,462, respectively. The agreement was terminated upon the sale of the hotel property on September 15, 2006 (See Note 8).

Management Agreement

Effective May 17, 2004, the Company entered into a management agreement with Promus Hotels, Inc. (a subsidiary of Hilton Hotels Corporation) for a period of five years commencing with the opening of the hotel. The agreement provided for a fixed management fee of 2.5% of the annual gross revenues plus an incentive management fee equal to 10% of the amount by which the gross operating profit exceeded budgeted gross operating profit. In addition, the agreement provided for six monthly fees of $5,000 during the pre-opening phase; these fees were $25,000 for the year ended December 31, 2004. The fixed, incentive, and monthly fees charged to expense for the year ended December 31, 2005 were $59,871, $20,160 and $5,000, respectively. The Company is no longer subject to this agreement, pursuant to the sale of the hotel property on September 15, 2006 (See Note 8).

NOTE 7—RELATED PARTY TRANSACTIONS

From time to time, the Company provides management services to Saravista, Inc., an affiliated entity owned by the members of the Company. During 2005, the Company charged $50,510 for such services, and this entire amount was unpaid as of December 31, 2005. The members of the Company maintain a practice of settling such charges on a periodic basis. Saravista, Inc. provided management services to the Company during 2005 for a fee of $27,000, which was paid in full.

During 2004 and 2005, furniture and fixtures in the amounts of $414,513 and $464,932, respectively, were purchased from Advantis Hospitality, LLC, an affiliated entity owned and controlled by the members of the Company.

NOTE 8—SUBSEQUENT EVENT

On September 15, 2006, the Company sold its hotel property and related assets to a wholly owned subsidiary of Apple REIT Seven, Inc. for a gross purchase price of $13,800,000.

MERCA REAL ESTATE, LLC

Balance Sheets (unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$756,995	$686,559
Restricted cash	97,302	22,118
Accounts receivable, net	116,157	92,100
Due from affiliate	50,510	50,510
Note receivable	—	—
Prepaid expenses and other current assets	26,555	16,529

Total current assets	1,047,519	867,816

Property and equipment:
Land	450,000	450,000
Building and improvements	7,098,662	7,098,662
Furniture, fixtures and equipment	910,300	910,300
Less accumulated depreciation	(448,358)	(273,710)

Net property and equipment	8,010,604	8,185,252

Other assets, net	181,487	207,768

Total assets	$9,239,610	$9,260,836

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$334,735	$340,163
Accrued expenses	295,350	133,346
Current portion of long-term debt	134,950	102,029

Total current liabilities	765,035	575,538

Long-term debt, less current portion	5,998,280	6,061,523

Total liabilities	6,763,315	6,637,061

Members’ equity	2,476,295	2,623,775

Total liabilities and members’ equity	$9,239,610	$9,260,836

See also the audited financial statements included herein.

MERCA REAL ESTATE, LLC

Statements of Operations (unaudited)

Six months ended June 30, 2006 and 2005

	2006	2005
Revenues:
Suites	$1,734,416	$1,011,384
Food and beverage	5,705	6,794
Other income	81,194	14,728
Telephone	5,947	10,539

Total revenues	1,827,262	1,043,445

Costs and expenses:
Suites	278,245	150,453
Depreciation and amortization	181,593	105,749
Food and beverage	71,074	1,333
Franchise and management fees	101,370	69,343
General and administrative	178,347	293,997
Insurance	27,877	9,703
Marketing	163,403	87,253
Property operations and maintenance	143,248	103,233
Property taxes	78,956	58,004
Rentals and other expenses	5,112	4,330
Telephone	10,305	7,403
Utilities	87,988	76,784

Total costs and expenses	1,327,518	967,585

Operating income	499,744	75,860

Other income (expense):
Interest income	6,507	1,528
Interest expense	(305,395)	(75,937)
Management fee from related party	—	17,617
Management fee to related party	—	(13,500)
Amortization of loan fees	(19,336)	—

Total other income (expense)	(318,224)	(70,292)

Net income	$181,520	$5,568

See also the audited financial statements included herein.

MERCA REAL ESTATE, LLC

Statements of Changes in Members’ Equity (unaudited)

Six months ended June 30, 2006 and 2005

	2006	2005
Members’ equity at beginning of period	$2,623,775	$3,904,047
Contributions from members	—	894,376
Distributions to members	(329,000)	(500,020)
Net income	181,520	5,568

Members’ equity at end of period	$2,476,295	$4,303,971

See also the audited financial statements included herein.

MERCA REAL ESTATE, LLC

Statements of Cash Flows (unaudited)

Six months ended June 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net income	$181,520	$5,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	174,648	102,182
Amortization	26,281	3,567
Changes in operating accounts:
Accounts receivable, net	(24,057)	(81,982)
Due from affiliate	—	(17,616)
Prepaid expenses and other current assets	(10,026)	(56,461)
Accounts payable and accrued liabilities	156,576	374,761

Net cash provided by operating activities	504,942	330,019

Cash flows from investing activities:
Additions to building and land	—	(1,548,034)
Additions to furniture, fixtures and equipment	—	(469,429)
Acquisition of computer software	—	(41,000)

Net cash used in investing activities	—	(2,058,463)

Cash flows from financing activities:
Proceeds of long-term debt	—	1,677,359
Repayment of long-term debt	(30,322)	—
Contributions from members	—	894,376
Distributions to members	(329,000)	(500,020)

Net cash provided by financing activities	(359,322)	2,071,715

Net cash increase for period	145,620	343,271
Cash at beginning of period	708,677	23,365

Cash at end of period	$854,297	$366,636

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amount capitalized	$305,395	$75,937

See also the audited financial statements included herein.

Independent Auditors’ Report

The Partners

Lake Union Hotel Associates Limited Partnership

We have audited the accompanying balance sheets of Lake Union Hotel Associates Limited Partnership (the Partnership) as of December 31, 2005 and 2004, and the related statements of operations, partners’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2005 and 2004, and the results of its operations, changes in partners’ deficit, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Bader Martin, P.S.

September 26, 2006

Bader Martin, P.S. Certified Public Accountants + Business Advisors

1000 Second Avenue, 34th Floor, Seattle, Washington 98104-1022 | 206.621.1900 | FAX 206.682.1874 | www.badermartin.com

A member firm of DFX International, a worldwide association of independent accounting firms and business advisors.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash	$306,919	$315,937
Replacement reserves	185,202	252,796
Accounts receivable	150,103	238,170
Prepaid expenses and other	67,615	49,222

Total current assets	709,839	856,125

Property and equipment:
Hotel facilities	25,053,992	25,037,371
Furniture, fixtures, and equipment	4,084,585	3,693,539

	29,138,577	28,730,910
Less accumulated depreciation	(13,208,441)	(12,131,190)

	15,930,136	16,599,720

Escrow deposits	764,638	399,261
Deferred charges, net	171,591	218,481

	936,229	617,742

	$17,576,204	$18,073,587

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$641,714	$592,534
Current portion of capital lease obligations	15,488	14,279
Trade accounts payable	187,179	171,163
Accrued expenses	433,423	382,435

Total current liabilities	1,277,804	1,160,411

Deferred rent payable	1,229,418	1,214,319
Long-term debt, net of current portion	25,200,751	25,842,465
Capital lease obligations, net of current portion	19,736	35,224

Total long-term obligations	26,449,905	27,092,008

Partners’ deficit	(10,151,505)	(10,178,832)

	$17,576,204	$18,073,587

See notes to financial statements.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2005	2004
Revenues:
Suites	$10,507,589	$9,921,076
Telephone	23,319	30,627
Other	733,758	574,381

Total revenues	11,264,666	10,526,084

Departmental costs and expenses:
Suites	2,516,161	2,422,079
Telephone	32,610	36,451

Total departmental costs and expenses	2,548,771	2,458,530

Gross margin	8,715,895	8,067,554

Undistributed operating expenses:
Administrative and general	659,011	604,698
Marketing	901,743	827,775
Property operation and maintenance	436,836	432,596
Energy costs	563,336	522,023
Property and other taxes	378,984	430,708
Insurance	204,068	195,867
Franchise fee	420,304	398,080
Hotel management fee and administrative services fee	578,730	541,731
Rental expense	485,951	492,240

Total undistributed operating expenses	4,628,963	4,445,718

Operating income	4,086,932	3,621,836

Interest	(2,035,463)	(2,141,897)
Depreciation	(1,077,252)	(1,077,186)
Amortization	(46,890)	(43,628)

Net income	$927,327	$359,125

See notes to financial statements.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

STATEMENTS OF PARTNERS’ DEFICIT

Balance, January 1, 2004	$(10,337,957)
Net income	359,125
Distributions to partners	(200,000)

Balance, December 31, 2004	(10,178,832)
Net income	927,327
Distributions to partners	(900,000)

Balance, December 31, 2005	$(10,151,505)

See notes to financial statements.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$927,327	$359,125

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,077,252	1,077,186
Amortization	46,890	43,628
Changes in operating accounts:
Accounts receivable	88,067	(41,533)
Prepaid expenses and other	(18,393)	418
Trade accounts payable	16,017	(11,233)
Accrued expenses	50,987	2,973
Deferred rent payable	15,099	27,468

Total adjustments	1,275,919	1,098,907

Net cash provided by operating activities	2,203,246	1,458,032

Cash flows used in investing activities:
Change in escrow deposits	(365,377)	183,392
Additions to hotel facilities	(16,621)	(74,968)
Additions to furniture and equipment	(357,319)	(512,642)

Cash used in investing activities	(739,317)	(404,218)

Cash flows used in financing activities:
Distributions to partners	(900,000)	(200,000)
Repayments of long-term obligations	(640,541)	(606,806)

Cash used in financing activities	(1,540,541)	(806,806)

Net (decrease) increase in cash	(76,612)	247,008
Cash, beginning of year	568,733	321,725

Cash, end of year	$492,121	$568,733

Supplemental noncash investing and financing activities:
Leased equipment added directly to capital lease	$33,728

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,098,414	$2,145,545

See notes to financial statements.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

1. The Partnership:

Lake Union Hotel Associates Limited Partnership dba Residence Inn by Marriott—Seattle Downtown (the Partnership) owns and operates a 234 unit hotel in Seattle, Washington. During the years ended December 31, 2005 and 2004, approximately 10% of the Partnership’s revenues were provided by a medical facility near the hotel. The Partnership dissolves the earliest of December 31, 2079, sale of all property, or certain other occurrences.

Under the partnership agreement dated December 1, 1989 and as amended on March 1, 1999 there is a “qualified income offset” provision requiring the allocation of all income to limited partners until their capital deficits (as defined) are eliminated. As a result of the April 1999 refinancing, the limited partners no longer have an adjusted deficit, and in years that the Partnership has net income, it will be allocated to the general partner and special limited partners. Once allocated income is equal to previously allocated losses, profits, losses, and distributions will be generally allocated 45% to the general partner, 5% to the special limited partners and 50% to the limited partners.

2. Summary of significant accounting policies:

Use of estimates in preparation of financial statements:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash:

The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Partnership had cash on deposit with a bank in excess of federally insured limits at December 31, 2005 and 2004.

Property and equipment:

Property and equipment are stated at cost. Depreciation expense is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements, and 6 years for furniture, fixtures, and equipment. Depreciation expense includes amortization of capitalized leases.

Accounts receivable:

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Balances are due when guests check out of the hotel unless commercial accounts have been established. Commercial accounts are due when invoiced and considered delinquent after 60 days. Management closely monitors outstanding balances and writes off accounts when it is determined that they will not be collected. No collateral is required. At December 31, 2005 and 2004, no allowance is considered necessary. The maximum loss that may be incurred if not collected is limited to the carrying amount, net of any allowance provided. One customer accounted for approximately 10% of accounts receivable at December 31, 2005.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred charges and related amortization:

Loan costs are deferred and amortized by over the life of the agreement using the effective interest method. Franchise fees are amortized over a period of 15 years using the straight-line method.

Deferred rent payable:

Deferred rent payable is the amount of land lease rent recorded on the straight-line basis that exceeds the rent due according to the provisions of the lease.

Revenue recognition:

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room, or consummation of purchases of other hotel services.

Advertising:

Advertising is charged to expense during the period in which it is incurred. Advertising totaled $271,300 and $264,500 during 2005 and 2004, respectively. No direct-response advertising costs were incurred.

Income taxes:

No provision has been made for income taxes as these are the responsibility of the partners.

3. Replacement reserves:

Replacement reserves consists of funds management has voluntarily set aside for major repairs and replacements.

4. Escrow deposits:

The loan agreement for the mortgage note payable requires deposits to lender reserve accounts for seasonality, property taxes, property and equipment repairs, and the ground lease. Monthly reserve deposits range from $24,200 in the winter months to $83,000 in the summer months. The Partnership can obtain reimbursement for qualifying property and equipment expenditures from the property and equipment escrow account.

5. Deferred charges:

	2005	2004
Franchise fees	$65,000	$65,000
Loan costs	398,017	398,017

	463,017	463,017
Accumulated amortization	(291,426)	(244,536)

Unamortized cost	$171,591	$218,481

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

6. Long-term debt:

Long-term debt consists of a mortgage note which is payable in monthly installments of approximately $223,800, including interest at 8%, and matures in May 2009. The mortgage note is collateralized by substantially all assets of the Partnership and an assignment of leases and rents.

Scheduled maturities of the mortgage note are as follows :

Year ending December 31,
2006	$641,714
2007	695,000
2008	752,700
2009	23,753,051

$25,842,465

7. Leases, commitments and related parties:

Management agreement:

The Partnership has a management agreement with Inn Ventures, Inc., which is owned by individuals with interests in the general partner. The agreement, with an initial term through April 2001, was extended through September 2006, and provides for a management fee of 5% of suite and other revenues. Fees incurred under the management agreement for 2005 and 2004 were approximately $560,700 and $523,700, respectively. Accounts payable included approximately $43,200 and $34,900 due to Inn Ventures, Inc. at December 31, 2005 and 2004, respectively.

Franchise agreement:

The Partnership has a franchise agreement with Residence Inn by Marriott, Inc. with an initial term of 15 years, through April 2006, and an option for a 10 year renewal, subject to certain terms and conditions. The agreement provides for annual franchise fees of 4% of gross suite revenues and fees for a national marketing fund to benefit the Residence Inn by Marriott system of 2.5% of gross suite revenues. Fees incurred under the franchise agreement for 2005 and 2004 were approximately $683,000 and $646,900, respectively. Accounts payable included approximately $38,300 and $59,800 due to Residence Inn by Marriott, Inc. at December 31, 2005 and 2004, respectively.

Administrative services agreement:

The Partnership has an administrative services and consulting agreement with an advisor to provide financial and administrative assistance to the Partnership. Annual administrative fees for 2005 and 2004 were $18,000 for each year. The agreement will terminate if and when all or substantially all of the assets of the Partnership are sold.

Leases:

The Partnership leases automotive and office equipment under operating lease agreements with third parties. In addition, the Partnership leases land under a lease expiring in 2049 including options to extend the lease for three consecutive ten year terms. The land lease payments are to be recalculated in 2019, based on the fair market value of the property at that date.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Partnership has capital lease agreements with third parties for telephone and internet access equipment. Furniture, fixtures, and equipment includes approximately $329,600 and $295,900 at December 31, 2005 and 2004, respectively, and accumulated depreciation includes approximately $268,300 and $246,900 related to the capitalized equipment at December 31, 2005 and 2004, respectively.

Approximate future minimum operating and capital lease payments are as follows:

Year ending December 31,	Operating Leases	Capital Leases
2006	$467,200	$17,791
2007	459,200	17,791
2008	454,100	2,966
2009	528,400
2010	533,800
Thereafter	4,869,400

Total minimum lease payments	$7,312,100	38,548

Less amount representing interest		(3,324)

Present value of net minimum lease payments		$35,224

8. Benefit plan:

The Partnership has a 401(k) profit sharing plan covering substantially all employees with one year of service. The plan requires Partnership contributions equal to 50% of each participant’s contribution up to 1% of salary. Contributions to this plan were approximately $8,700 and $6,800 for 2005 and 2004, respectively.

9. Subsequent event:

On June 27, 2006, the Partnership entered into a contract with Apple Seven Hospitality Ownership, Inc. to sell the Partnership real property and certain related assets. The sale closed September 1, 2006.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

BALANCE SHEETS (UNAUDITED)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash, including replacement reserves	$834,126	$492,121
Accounts receivable	124,954	150,103
Prepaid expenses and other	88,089	67,615

Total current assets	1,047,169	709,839

Property and equipment:
Hotel facilities	25,053,992	25,053,992
Furniture, fixtures, and equipment	4,319,752	4,084,585

	29,373,744	29,138,577
Less accumulated depreciation	(13,701,731)	(13,208,441)

	15,672,013	15,930,136

Escrow deposits	555,990	764,638
Deferred charges, net	150,611	171,591

	936,229	936,229

Total Assets	$17,425,783	$17,576,204

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$657,202	$641,714
Current portion of capital lease obligations	15,488	15,488
Trade accounts payable	259,386	187,179
Accrued expenses	482,962	433,423

Total current liabilities	1,415,038	1,277,804

Deferred rent payable	1,229,418	1,229,418
Long-term debt, net of current portion	24,870,801	25,200,751
Capital lease obligations, net of current portion	12,149	19,736

Total long-term obligations	26,112,368	26,449,905

Partners’ deficit	(10,101,623)	(10,151,505)

Total Liabilities and Partners’ Deficit	$17,425,783	$17,576,204

See also the audited financial statements included herein.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	Six months ended June 30,
	2006	2005
Revenues:
Suites	$5,420,056	$4,915,873
Telephone	10,831	12,809
Other	352,784	332,348

Total revenues	5,783,671	5,261,030

Departmental costs and expenses:
Suites	1,310,807	1,180,557
Telephone	12,986	16,365

Total departmental costs and expenses	1,323,793	1,196,922

Gross margin	4,459,878	4,064,108

Operating expenses:
Administrative and general	319,404	311,509
Marketing	446,481	413,189
Property operation and maintenance	212,675	209,622
Energy costs	301,931	266,128
Property and other taxes	178,678	231,887
Insurance	98,321	102,775
Franchise fee	277,763	197,186
Hotel management fee and administrative services fee	297,257	270,603
Rental expense	240,387	239,425

Total operating expenses	2,372,897	2,242,324

Operating income	2,086,981	1,821,784

Interest expense	(1,022,835)	(988,285)
Depreciation and amortization expense	(514,270)	(561,239)

Net income	$549,876	$272,260

See also the audited financial statements included herein.

LAKE UNION HOTEL ASSOCIATES LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$549,876	$272,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	514,270	561,239
Changes in operating accounts:
Accounts receivable	25,148	(33,800)
Prepaid expenses and other	(43,246)	74,548
Trade accounts payable	94,980	60,688
Accrued expenses	49,539	121,966
Deferred rent payable	—	(64,531)

Total adjustments	640,691	720,110

Net cash provided by operating activities	1,190,567	992,370

Cash flows used in investing activities:
Change in escrow deposits	208,648	(235,622)
Additions to hotel facilities, furniture, fixtures and equipment	(235,167)	(127,306)

Cash used in investing activities	(26,519)	(362,928)

Cash flows used in financing activities:
Distributions to partners	(499,994)	(399,998)
Repayments of long-term obligations	(322,049)	(280,181)

Cash used in financing activities	(822,043)	(680,179)

Net increase (decrease) in cash	342,005	(50,737)
Cash, beginning of period	492,121	568,733

Cash, end of period	$834,126	$517,996

See also the audited financial statements included herein.

Independent Auditors Report

McGladrey & Pullen

Certified Public Accountants

Independent Auditor’s Report

To the Members of

Sunbelt-CHM, LLC

Dothan, Alabama

We have audited the accompanying balance sheet of Sunbelt-CHM, LLC (the Hotel) as of December 31, 2005, and the related statement of cash flows for the period from March 8, 2005, date of inception, to December 31, 2005. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbelt-CHM, LLC as of December 31, 2005, and its cash flows for the period from March 8, 2005, date of inception, to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6, in October 2006, the Hotel was sold.

/s/    McGladrey & Pullen, LLP

Richmond, Virginia

October 6, 2006

Sunbelt-CHM, LLC

Balance Sheet

December 31, 2005

Assets
Land	$640,000
Construction in progress	356,946
Cash	6,565
Prepaid expenses and other assets	560
Franchise fee	50,000

Total assets	$1,054,071

Liabilities And Members’ Equity
Liabilities:
Due to affiliates	$959,213
Accounts payable and accrued expenses	94,858

Total liabilities	1,054,071

Commitments (Note 5)
Members’ Equity	—

Total liabilities and members’ equity	$1,054,071

See notes to financial statements.

Sunbelt-CHM, LLC

Statement Of Cash Flows

Period from March 8, 2005 (Inception) to December 31, 2005

Cash Flows From Investing Activities
Purchase of capital assets, including construction in progress	$(877,088)
Franchise fee	(50,000)
Purchase of other non-operating assets	(560)

Net cash used in investing activities	(927,648)

Cash Flows From Financing Activities
Proceeds from affiliates	934,213

Net cash provided by financing activities	934,213

Net increase in cash	6,565
Cash:
Beginning	—

Ending	$6,565

See notes to financial statements.

Sunbelt-CHM, LLC

Notes To Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: The accompanying financial statements present the financial information of the following Hotel property (the Hotel):

Sunbelt-CHM, LLC is an Alabama limited liability company which was formed on March 8, 2005, for the purpose of acquiring land, developing a Courtyard by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Hattiesburg, Mississippi became operational in October 2006, when the management agreement became effective and the hotel commenced operations. There were no revenues earned or costs and expenses incurred from date of inception March 8, 2005 to December 31, 2005.

A summary of the Hotel’s significant accounting policies follows:

Personal assets and liabilities and members’ salaries: In accordance with the generally accepted method of presenting limited liability corporation financial statements, the financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the limited liability corporation nor any provision for income tax expense.

Construction in process: Construction in process is stated at cost. Property taxes incurred during the construction of the facilities have been capitalized and will be depreciated over the life of the asset, once placed in service.

Valuation of long-lived assets: The Hotel accounts for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Franchise fees: Franchise fees will be amortized on a straight-line basis over the term of the agreement commencing on the Hotel opening date.

Income taxes: No federal or state income taxes are payable by the Hotel, and therefore, no tax provision has been reflected in the accompanying financial statements. The members are required to include their respective share of Hotel’s profits or losses in their individual tax returns. The tax returns, the status of the Hotel as such for tax purposes, and the amount of allocable Hotel’s income or loss, are subject to examinations by the Internal Revenue Service. If such examinations result in changes with respect to the Hotel’s status, or in changes to allocable Hotel’s income or loss, the tax liability of the members would be changed accordingly.

Estimates: The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Sunbelt-CHM, LLC

Notes To Financial Statements—(Continued)

Note 2. Management Agreements

The Hotel is subject to a management agreement with the Manager, which covers an initial term of 10 years expiring July 31, 2016. The agreement provides for payment of management fees calculated as 4% of gross rental revenues and an accounting fee for all agreed-upon accounting services in the amount of $500 per month. The agreement commences upon the Hotel beginning operations.

Note 3. Franchise Agreements

An initial franchise fee totaling $50,000 has been paid to Marriott International, Inc. as of December 31, 2005. The Hotel is subject to a franchise agreement under which the Hotel agrees to use the franchisor’s trademark, standards of service (cleanliness, management, advertising) and construction quality and design. The agreement covers an initial term of 20 years with an option for a 10 year renewal. The agreement provides for payment of base franchise fees, which are calculated monthly as 5.5% of gross rental revenues.

Note 4. Related Parties

The managing member of the Hotel is also the President of the Manager. Funds loaned by related parties in the amounts of $934,213 at December 31, 2005, represent funding for Hotel construction. These loans are unsecured, non-interest bearing demand obligations.

At December 31, 2005 the Hotel also owed the Manager $25,000 for payment of development fees incurred to date related to the construction of the property.

Note 5. Commitments

Effective July 5, 2005, the Hotel entered into an agreement with Hollis and Spann, Inc. (the Contractor). The agreement is for the construction of the hotel property, and is for a maximum cost of $4,000,000. As of December 31, 2005, the Hotel has paid approximately $180,000 to the Contractor. At December 31, 2005, the Hotel owed the Contractor approximately $95,000 for construction rendered to date. These amounts are included in construction in progress in the accompanying balance sheet. Further payments are due as construction progresses and billings are received.

Note 6. Subsequent Event

In October 2006, the Hotel was sold to Apple REIT Seven, Inc. for a gross purchase price of approximately $9.46 million.

Sunbelt CHM, LLC

Balance Sheets (Unaudited)

As of June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005
Assets
Land	$640,000	$640,000
Construction in progress	3,067,138	356,946
Cash	4,649	6,565
Prepaid expenses and other assets	13,960	560
Franchise fee	50,000	50,000

Total assets	$3,775,747	$1,054,071

Liabilities And Members’ Equity
Liabilities:
Due to affiliates	$3,054,213	$959,213
Accounts payable and accrued expenses	721,534	94,858

Total liabilities	3,775,747	1,054,071

Members’ Equity	—	—

Total liabilities and members’ equity	$3,775,747	$1,054,071

See also the audited financial statements included herein.

Sunbelt CHM, LLC

Statement Of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2006 and the

Period from March 8, 2005 (Inception) to June 30, 2005

	Six Months Ended June 30, 2006	Period from March 8, 2005 (Inception) to June 30, 2005
Cash Flows From Operating Activities
Net income	$—	$—

Net cash used in operating activities	—	—

Cash Flows From Investing Activities
Purchase of capital assets, including construction in progress	(2,083,516)	(80,765)
Payment of franchise fee	—	(50,000)
Purchase of other non-operating assets	(13,400)	—

Net cash used in investing activities	(2,096,916)	(130,765)

Cash Flows From Financing Activities
Proceeds from affiliates	2,095,000	130,765

Net cash provided by financing activities	2,095,000	130,765

Net decrease in cash	(1,916)	—
Cash:
Beginning of period	6,565	—

End of period	$4,649	$—

See also the audited financial statements included herein.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2006 (unaudited)

(in thousands, except share data)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Homewood Suites	Stafford, TX	$7.8	August 15, 2006
Residence Inn	Seattle, WA	56.2	September 1, 2006
Homewood Suites	Sarasota, FL	13.8	September 15, 2006
Courtyard	Hattiesburg, MS	9.5	October 5, 2006

PHD Hotels Portfolio (8 Hotels):
Homewood Suites	Montgomery, AL	10.7	August 17, 2006
Hilton Garden Inn	Montgomery, AL	10.4	August 17, 2006
Hampton Inn	Troy, AL	6.1	August 17, 2006
Hilton Garden Inn	Auburn, AL	10.2	August 17, 2006
Hilton Garden Inn	Huntsville, AL	10.3	August 17, 2006
Homewood Suites	Huntsville, AL	11.6	Pending
Hampton Inn	Tupelo, MS	5.2	Pending
Hilton Garden Inn	Macon, GA	10.7	Pending

	Total	$162.5

This Pro Forma Condensed Consolidated Balance Sheet also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Western International, Inc., an affiliate of Larry Blumberg & Associates, Inn Ventures, Inc., or Promus Hotels, Inc. under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Apple REIT Seven, Inc. and the historical balance sheets of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 2006, nor does it purport to represent the future financial position of Apple REIT Seven, Inc.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and are qualified in their entirety by, the historical balance sheets of the acquired hotels, as included in this document.

Balance Sheet as of June 30, 2006 (unaudited)

(in thousands, except share data)

	Company Historical Balance Sheet	Stafford, Texas— Hilton Homewood Suites Hotel	PHD Hotels Portfolio	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)	Sunbelt-CHM, L.L.C. (Hattiesburg, MS Courtyard)	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$57,965	$6,730	$42,059	$15,672	$8.011	$3,707	$167,190	(A)	$225,155
							(76,179	)(B)
Cash and cash equivalents	85,856	26	2,966	834	757	5	(4,588	)(C)	5,000
							(80,856	)(F)
Restricted cash—escrow deposits	—	—	371	556	97	—	(1,024	)(C)	—

Other assets	3,254	29	1,812	364	375	64	(2,403	)(C)	3,495

Total Assets	$147,075	$6,785	$47,208	$17,426	$9,240	$3,776	$2,140		$233,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Mortgage note payable—secured	$—	$5,988	$34,318	$25,528	$6,133	$—	$(67,767	)(D)	$4,200
Accounts payable and accrued costs	747	828	2,351	1,999	631	3,776	(8,567	)(D)	1,765

Total liabilities	747	6,816	36,669	27,527	6,764	3,776	(76,334)		5,965

Shareholders’ equity (deficit)	—	(31)	10,539	(10,101)	2,476	—	(2,883	)(E)	—
Preferred stock, authorized 15,000,000 shares	—	—	—	—	—	—	—		—
Series A preferred shares, no par value, authorized 200,000,000 shares	—	—	—	—	—	—	—		—
Series B preferred convertible stock, no par value, authorized 240,000 shares	24	—	—	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	148,143	—	—	—	—	—	81,357	(G)	229,500
Retained earnings (deficit)	(1,839)	—	—	—	—	—	—		(1,839)

Total shareholders’ equity	146,328	(31)	10,539	(10,101)	2,476	—	78,474		227,685

Total liabilities and shareholders’ equity	$147,075	$6,785	$47,208	$17,426	$9,240	$3,776	$2,140		$233,650

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the 12 properties that have been, or will be, purchased after June 30, 2006 consists of the following. This purchase price allocation is preliminary and subject to change.

(In thousands)	Stafford, Texas— Hilton Homewood Suites Hotel	PHD Hotels Portfolio	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)	Sunbelt-CHM, L.L.C. (Hattiesburg, MS Courtyard)	Total Combined
Purchase price per contract	$7,800	$75,100	$56,173	$13,800	$9,455	$162,328
Other closing costs	46	219	156	46	33	500
Other capitalized costs (credits) incurred	59	512	609	(114)	50	1,116
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	156	1,502	1,123	276	189	3,246

Investment in hotel properties	8,061	77,333	58,061	14,008	9,727	167,190	(A)

Net other assets/(liabilities) assumed	22	(4,554)	(555)	107	3	(4,977)

Total purchase price	$8,083	$72,779	$57,506	$14,115	$9,730	162,213

Less: Cash on hand at June 30, 2006 to fund acquisitions						(85,856	)(F)
Plus: Working capital requirements						5,000	(F)

Equity proceeds needed for acquisitions and working capital (000’s)						$81,357	(G)

(B)	Represents elimination of historical net carrying value of real estate under prior owners.

(C)	Represents elimination of assets associated with prior owners, net of assets assumed.

(D)	Represents elimination of liabilities associated with prior owners, net of liabilities assumed.

(E)	Represents elimination of shareholders’ equity (deficit) associated with prior owners.

(F)	Represents the reduction of cash and cash equivalents by the amount utilized to fund the acquisitions.

(G)	Represents pro forma equity proceeds utilized for acquisitions and working capital.

Apple REIT Seven, Inc.

Pro Forma Condensed Statements of Operations (unaudited)

For the year ended December 31, 2005 and the six months ended June 30, 2006

(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Seven, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006
Homewood Suites	Stafford, TX	7.8	August 15, 2006
Residence Inn	Seattle, WA	56.2	September 1, 2006
Homewood Suites	Sarasota, FL	13.8	September 15, 2006
Courtyard	Hattiesburg, MS	9.5	October 5, 2006

PHD Hotels Portfolio (8 Hotels):
Homewood Suites	Montgomery, AL	10.7	August 17, 2006
Hilton Garden Inn	Montgomery, AL	10.4	August 17, 2006
Hampton Inn	Troy, AL	6.1	August 17, 2006
Hilton Garden Inn	Auburn, AL	10.2	August 17, 2006
Hilton Garden Inn	Huntsville, AL	10.3	August 17, 2006
Homewood Suites	Huntsville, AL	11.6	Pending
Hampton Inn	Tupelo, MS	5.2	Pending
Hilton Garden Inn	Macon, GA	10.7	Pending

	Total	$219.2

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Western International, Inc., an affiliate of Larry Blumberg & Associates, Inn Ventures, Inc., or Promus Hotels, Inc. under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Statement of Operations of Apple REIT Seven, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Seven, Inc. is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed as of January 1, 2005, nor does it purport to represent the future financial results of Apple REIT Seven, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should he read in conjunction with, and are qualified in their entirety by, the historical Statements of Operations of the acquired hotels, as included in this document.

For the year ended December 31, 2005 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations	West Houston, Texas—Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas—Courtyard by Marriott Hotel (A)	Stafford, Texas— Hilton Homewood Suites Hotel (A)	PHD Hotels Portfolio (A)	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown (A)	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)(A)	Sunbelt-CHM, L.L.C. (Hattiesburg, MS Courtyard) (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$—	$4,580	$—	$—	$11,546	$10,508	$2,287	$—	$—		$28,921
Other operating revenue	—	—	356	—	—	934	757	115	—	—		2,162

Total revenue	—	—	4,936	—	—	12,480	11,265	2,402	—	—		31,083

Expenses
Operating expenses	—	—	2,257	—	—	5,435	5,357	1,066	—	—		14,115
General and administrative	40	3	468	—	—	1,659	707	621	—	600	(B)	4,098
Management fees	—	—	153	—	—	523	579	60	—	—		1,315
Taxes, insurance and other	—	—	505	—	—	534	583	39	—	—		1,661
Depreciation of real estate owned	—	—	913	—	—	1,696	1,077	264	—	(3,950	)(C)	4,354
										4,354	(D)
Interest, net	13	—	966	(3)	—	1,754	2,035	292	—	(4,960	)(E)	97

Total expenses	53	3	5,262	(3)	—	11,601	10,338	2,342	—	(3,956)		25,640
Gain on sale of land	—	93	—	—	—	—	—	—	—	(93	)(H)	—
Income tax expense	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$(53)	$90	$(326)	$3	$—	$879	$927	$60	$—	$3,863		$5,443

Income (loss) per common share:
Basic and diluted	$(5,251)											$0.34

Basic and diluted weighted average common shares outstanding (000s)	—									15,917	(F)	15,917

For the six months ended June 30, 2006 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations	West Houston, Texas—Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas—Courtyard by Marriott Hotel (A)	Stafford, Texas— Hilton Homewood Suites Hotel (A)	PHD Hotels Portfolio (A)	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown (A)	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)(A)	Sunbelt-CHM, L.L.C. (Hattiesburg, MS Courtyard) (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$1,550	$—	$2,032	$—	$—	$7,043	$5,420	$1,734	$—	$—		$17,779
Other operating revenue	122	—	259	—	—	588	364	93	—	—		1,426

Total revenue	1,672	—	2,291	—	—	7,631	5,784	1,827	—	—		19,205

Expenses
Operating expenses	961	—	1,000	—	—	3,428	2,804	814	—	—		9,007
General and administrative	745	—	202	—	31	986	319	178	—	(215	)(B)	2,246
Management fees	44	—	68	—	—	317	297	46	—	—		772
Taxes, insurance and other	123	—	196	—	—	316	277	107	—	—		1,019
Depreciation of real estate owned	294	—	326	—	—	999	514	182	—	(2,021	)(C)	2,310
										2,016	(D)
Interest, net	(624)	—	418	(3)	—	1,098	1,023	318	—	(2,190	)(E)	40

Total expenses	1,543	—	2,210	(3)	31	7,144	5,234	1,645	—	(2,410)		15,394

Income tax expense	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$129	$—	$81	$3	$(31)	$487	$550	$182	$—	$2,410		$3,811

Income (loss) per common share:
Basic and diluted	$0.02											$0.22

Basic and diluted weighted average common shares outstanding (000s)	5,175									12,363	(F)	17,538

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2005 for the respective periods prior to acquisition by the Company. The Company was initially formed on May 20, 2005, and had no operations before that date. Additionally, two properties acquired began operations during 2005, four began operations during 2006, and two properties remain under construction. Therefore these hotels had limited historical operational activity prior to their opening. The properties and their applicable status are as follows: Huntsville, AL Hilton Garden Inn, opened October 2005; Sarasota, FL Homewood Suites, opened February 2005; Houston, TX Residence Inn, opened April 2006; Brownsville, TX Courtyard, opened June 2006; Stafford, TX Homewood Suites, opened August 2006; Hattiesburg, MS Courtyard, opened October 2006; Huntsville, AL Homewood Suites, under construction; and Macon, GA Hilton Garden Inn, under construction.

(B)	Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E)	Interest expense related to prior owners’ debt, which was not assumed, has been eliminated. Interest income relates only to working capital balances.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the later of January 1, 2005 or the date the hotel opened.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreements put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H)	Gain on sale of land was eliminated as this land was not part of the purchase contract.